Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Getty Images, Inc. of our report dated March 2, 2004 relating to the consolidated financial statements, which appears in Getty Images, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 2, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Seattle, Washington

November 15, 2004